Exhibit 10.2

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT by and between MicroFinancial Incorporated, a Massachusetts corporation, and its subsidiaries (the “Company”), and Steven LaCreta (the “Executive”), dated as of February 1, 2013 (this “Agreement”).

WHEREAS, Executive and the Company entered into an Employment Agreement dated as of May 5, 2005, as amended December 24, 2008 (as amended from time to time, the “2005 Employment Agreement”) to assure that the Company would have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company;

WHEREAS, in order to encourage the Executive’s continued attention and dedication to the Company, the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to amend and restate the 2005 Employment Agreement, which provides the Executive with additional severance arrangements whether or not a Change of Control of the Company occurs and to make other amendments to the Original Agreement, subject to the terms set forth herein; and

WHEREAS, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement which shall amend and supersede in its entirety the Original Agreement (and any and all prior oral and written agreements and understandings with respect to the Original Agreement) as follows:

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Certain Definitions.

(a) The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(b) The “Change of Control Period” shall mean the period commencing on the date hereof and ending on third anniversary of the date of such date; provided, however, that commencing on the first anniversary of the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), the Change of Control Period shall be automatically extended so as to terminate three (3) years from such Renewal Date, unless at least sixty (60) days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

2. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), including an acquisition pursuant to 11 U.S.C. § 1129 et passim, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) or;

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board or are divested of possession by appointment of a trustee pursuant to Chapter 7 or 11 of the United States Bankruptcy Code; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(c) Approval by the shareholders of the Company, or, in the instance of proceedings for the Company pursuant to Chapter 7 or Chapter 11 of the United States Bankruptcy Code, approval by the bankruptcy judge, of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(d) Approval by the shareholders, or, in the instance of proceedings for the Company pursuant to Chapter 7 or Chapter 11 of the United States Bankruptcy Code, approval by the bankruptcy judge, of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company.

3. Change of Control Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, in accordance with the terms and provisions of this Agreement, for the period commencing on the Effective Date and ending (subject to the terms hereof) on the day following the first anniversary of such date (the “Change of Control Employment Period”); provided, however, that the Change of Control Employment Period shall be automatically extended upon its expiration for successive periods of one (1) month each, in full accordance with the terms and provisions of this Agreement.

4. Terms of Employment during Change of Control Employment Period.

(a) Position and Duties.

(i) During the Change of Control Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office which is the headquarters of the Company and is less than 35 miles from such location.

(ii) During the Change of Control Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Change of Control Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b) Compensation during Change of Control Employment Period.

(i) Base Salary. During the Change of Control Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid in equal installments on a monthly basis, at least equal to twelve times the highest monthly base salary paid or payable to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Change of Control Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(ii) Annual Bonus. In addition to Annual Base Salary, the Executive may be awarded, for each fiscal year ending during the Change of Control Employment Period, an annual bonus (the “Annual Bonus”) in cash as determined in the discretion of the Company’s President and Chief Executive Officer consistent with the practices and procedures of the Company. Any such Annual Bonus shall be paid no later than the end of the fourth month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

(iii) Incentive, Savings and Retirement Plans. During the Change of Control Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(iv) Welfare Benefit Plans. During the Change of Control Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(v) Expenses. During the Change of Control Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vi) Fringe Benefits. During the Change of Control Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vii) Office and Support Staff. During the Change of Control Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(viii) Vacation. During the Change of Control Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

5. Termination of Employment (During the Change of Control Employment Period)

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death if during the Change of Control Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Change of Control Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 13(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(b) Cause. The Company may terminate the Executive’s employment during the Change of Control Employment Period for Cause. For purposes of this Agreement (other than Section 7) “Cause” shall mean (i) a material breach by the Executive of the Executive’s obligations under Section 4(a) of this Agreement (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach or (ii) the conviction of the Executive of a felony involving moral turpitude.

(c) Good Reason. The Executive’s employment may be terminated during the Change of Control Employment Period by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities or any other action by which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) any failure by the Company to comply with the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) the Company’s requiring the Executive to be based at any office or location other than that described in Section 4(a)(i)(B) of this Agreement;

(iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(v) any failure by the Company to comply with and satisfy Section 12(c) of this Agreement, provided that such successor has received at least ten days prior written notice from the Company or the Executive of the requirements of Section 12(c) of this Agreement.

For purposes of this Section 5(c), any good faith determination of “Good Reason” made by the Executive shall be conclusive.

Any proposed termination of employment by Executive shall be presumed to be other than for Good Reason unless (x) Executive first provides written notice to the Company within ninety (90) days following the initial existence of the purported Good Reason condition, (y) the Company has been provided a period of thirty (30) days after receipt of Executive’s notice during which to cure, rescind or otherwise remedy the actions, events or circumstances described in such notice and (z) Executive’s termination of employment occurs within two years following the initial existence of the purported Good Reason condition.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

6. Obligation of the Company upon Termination (During the Change of Control Employment Period).

(a) Good Reason; Other Than for Cause, Death or Disability. If, during the Change of Control Employment Period, the Company shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason:

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts: the sum of (1) the Executive’s Annual Base Salary multiplied by 1.5, and (2) any compensation or bonus previously deferred (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) of this Section 6(a)(i) shall be hereinafter referred to as the “Change of Control Severance Amount”); and

(ii) for a minimum period that is the greater of the period commencing on the Date of Termination through (x) the next applicable Renewal Date following the Date of Termination or (y) the six month period following the Date of Termination, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(v) of this Agreement if the Executive’s employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies as in effect and applicable generally to other peer executives and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility (such continuation of such benefits for the applicable period herein set forth shall be hereinafter referred to as “Welfare Benefit Continuation”). For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Change of Control Employment Period and to have retired on the last day of such period; and

(iii) for a minimum period that is the greater of the period commencing on the Date of Termination through (x) the next applicable Renewal Date following the Date of Termination or (y) the six month period following the Date of Termination, to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive and/or the Executive’s family any other amounts or benefits required to be paid or provided or which the Executive and/or the Executive’s family is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies as in effect and applicable generally to other peer executives and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally thereafter with respect to other peer executives of the Company and its affiliated companies and their families (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Change of Control Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for (i) payment of the Change of Control Severance Amount (which shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination) and the timely payment or provision of the Welfare Benefit Continuation and Other Benefits (excluding, in each case, Death Benefits (as defined below)) and (ii) payment to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination of an amount equal to the present value (determined as provided in Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended (the “Code”) of any cash amount to be received by the Executive or the Executive’s family as a death benefit pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies, but not including any proceeds of life insurance covering the Executive to the extent paid for directly or on a contributory basis by the Executive (which shall be paid in any event as an Other Benefit) (the benefits included in this clause (ii) shall be hereinafter referred to as the “Death Benefits”).

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Change of Control Employment Period, this Agreement shall terminate without further obligation to the Executive, other than for (i) payment of Change of Control Severance Amount (which shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination) and the timely payment or provision of the Welfare Benefit Continuation and Other Benefits (excluding, in each case, Disability Benefits (as defined below)) and (ii) payment to the Executive in a lump sum in cash within 30 days of the Date of Termination of an amount equal to the present value (determined as provided in Section 280G(d)(4) of the Code) of any cash amount to be received by the Executive as a disability benefit pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies, but not including any proceeds of disability insurance covering the Executive to the extent paid for directly or on a contributory basis by the Executive (which shall be paid in any event as an Other Benefit) (the benefits included in this clause (ii) shall be hereinafter referred to as the “Disability Benefits”).

(d) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Change of Control Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid. If the Executive terminates employment during the Change of Control Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than the payment of the Executive’s Annual Base Salary through the Date of Termination and any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay (in each case to be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination).

7. Terms of Employment; Obligation of the Company upon Termination of Employment (Prior to the Effective Date).

(a) Terms of Employment; Obligation of the Company upon Termination of Employment. The Executive and the Company acknowledge that the employment of the Executive by the Company is “at will” and, prior to the Effective Date, may be terminated by either the Executive or the Company at any time. Except as specifically provided in Sections 7(b) and (c) of this Agreement, the terms of Executive’s employment and the continuing participation of Executive in any plan, program, policy or practice provided by the Company or any of its affiliated companies prior to the Effective Date or upon Executive’s termination of employment prior to the Effective Date (either by Executive or the Company) shall be governed by the then existing plan, program, policy or practice of the Company or any of its affiliated companies.

(b) Other Than for Cause, Death or Disability. If, at any time prior to the Effective Date, the Company shall terminate the Executive’s employment other than for Cause (defined below), death or Disability, the Company shall (1) pay to the Executive his Annual Base Salary multiplied by 1.5 payable over 18 months at the same time that the Company pays other peer executives of the Company generally, commencing on the first payroll date which is on or immediately after the 30th day following the Executive’s termination of employment, and (2) pay to the Executive any compensation or bonus previously deferred (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid, in a lump sum payment within 30 days following employment (the sum of the amounts described in clauses (1) and (2) of this Section 7(b) shall be hereinafter referred to as the “Severance Amount”); and (3) for a period equal to that period over which the Executive’s Annual Base Salary shall be paid pursuant to Section 7(b) (1) hereof, the Company shall continue health and dental benefits to the Executive and/or the Executive’s family equal to those health and dental benefits in effect on the Date of Termination; provided, however, that if Executive becomes re-employed with another employer which provides medical or dental benefits of any kind (whether equivalent to, or lesser than, those provided by the Company on the Date of Termination), then Executive’s health or dental coverage with the Company shall, respectively, cease upon the date Executive shall become eligible for either of such benefits from Executive’s new employer. Executive covenants and agrees to promptly notify the Company upon becoming so eligible. Solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment.

For purposes of Section 7, “Cause” shall mean shall mean (i) a material breach by the Executive of the Executive’s duties, responsibilities held, exercised and assigned by the Company to the Executive (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach or (ii) the conviction of the Executive of a felony involving moral turpitude.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability prior to the Effective Date, this Agreement shall terminate without further obligation to the Executive, other than the payment by the Company to Executive of an amount equal to (i) the Severance Amount minus (ii) the amount Executive would be entitled to receive as a disability benefit under the then existing plan, program, policy or practice of the Company or any of its affiliated companies (which shall be paid to the Executive in accordance with the then existing, plan, program, policy or practice of the Company or any of its affiliated companies).

8. Non-Exclusivity of Rights. Except as provided in Sections 6(a)(ii), 6(b), 6(c), 7(b) or 7(c) of this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

9. Full Settlement; Resolution of Disputes.

(a) The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 6(a)(ii) of this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

(b) If there shall be any dispute between the Company and the Executive (i) in the event of any termination of the Executive’s employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the determination by the Executive of the existence of Good Reason was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 6(a) of this Agreement as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

10. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 10) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding anything to the contrary in this Section 10, the Gross-Up Payment shall in all events be paid by the Company to the Executive not later than the last day of the calendar year next following the calendar year in which the Executive remits the related taxes, in accordance with the requirements set forth in Treas. Reg. §1.409A-3(i)(1)(v).

(b) Subject to the provisions of Section 10(c) of this Agreement, all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche, LLP (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 10(c) of this Agreement and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 10(c) of this Agreement, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 10(c) of this Agreement) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 10(c) of this Agreement, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10A. Compliance with Section 409A. Notwithstanding anything to the contrary in this Agreement, if Executive is determined by the Company to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of his separation from service with the Company and if any payment or benefit to which he shall become entitled to under this Agreement would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, no such payment or benefit payable or provided to Executive shall be paid or provided to Executive prior to the earlier of (i) the expiration of the six (6) month period following the date of Executive’s “separation from service” (as such term is defined by Code Section 409A and the regulations promulgated thereunder), or (ii) the date of Executive’s death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The payments and benefits to which Executive would otherwise be entitled during the first six (6) months following his separation from service shall be accumulated and paid or provided, as applicable, in a lump sum, on the first payroll date that is six (6) months and one day following Executive’s separation from service and any remaining payments or benefits will be paid in accordance with the normal payment dates specified for them herein. Further, if any insurance or benefits continued by the Company pursuant to this Agreement are taxable to Executive, any payment by the Company for any such insurance or benefits shall equal the cost of such insurance or benefit, shall be paid on a monthly basis and shall comply with the requirement that non-qualified deferred compensation be paid on a specified date or pursuant to a fixed schedule.

11. Confidential Information; Non-Compete. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. For a period of twelve months from and after the Date of Termination, the Executive shall not, directly or indirectly, be or become employed or associated with any microticket leasing business in the United States which is in competition with the Company.

12. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

13. Bankruptcy Proceedings. The Company agrees that within three (3) days of the entry of an order for relief with respect to the Company pursuant to the provisions of Chapter 7 or Chapter 11 of the United States Bankruptcy Code, it will seek approval of the bankruptcy court having jurisdiction over its affairs for the assumption of this Agreement pursuant to the provisions of Section 365 of the United States Bankruptcy Code.

14. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) This Agreement amends and supersedes in its entirety all prior agreements and understandings, whether oral or written, with respect to the provisions of the Original Agreement.

(c) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Steven LaCreta

c/o MicroFinancial Incorporated

16 New England Executive Park

Suite 200

Burlington, MA 01803

If to the Company:

MicroFinancial Incorporated

Attention: Richard F. Latour, President and Chief Executive Officer

16 New England Executive Park

Suite 200

Burlington, MA 01803

With a copy to:

Gerald P. Hendrick, Esq.

Edwards Wildman Palmer LLP

111 Huntington Avenue

Boston, MA 02199

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f) The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument. Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

Steven LaCreta

MicroFinancial Incorporated

By:

Name: Richard Latour
Title: Chief Executive Officer